Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	James Winschel, Senior Vice President and Chief Financial Officer Jill Baker, Vice President of Investor Relations +781-434-4118
PAREXEL REACHES AGREEMENT TO ACQUIRE CLINPHONE
Combined Capabilities to Create One of the Industry’s Largest eClinical Technology Offerings
Boston, MA, June 13, 2008 — PAREXEL International Corporation (NASDAQ: PRXL), a leading global biopharmaceutical services organization, today announced that the Boards of PAREXEL International and ClinPhone plc, a company traded on the London Stock Exchange, (“ClinPhone”) have reached agreement on the terms of a recommended proposal whereby a wholly owned subsidiary of PAREXEL will acquire the entire issued and to be issued ordinary share capital of ClinPhone. With headquarters in Nottingham, United Kingdom, ClinPhone is one of the world’s leading clinical technology organizations.
The acquisition is based on the offer price of 135 pence in cash for each ClinPhone share. The offer price represents a premium of 86 percent to the ClinPhone share price on the London Stock Exchange of 72.5 pence on February 14, 2008, the last business day before the start of the “Offer Period” commencing on February 15, 2008 and ending on the date on which the acquisition becomes effective in accordance with its terms. The acquisition values the entire issued ordinary share capital of ClinPhone at approximately £91 million Pounds Sterling (GBP), or approximately $182 million U.S. Dollars (USD). PAREXEL has arranged a $300 million USD facility with JPMorgan Chase Bank, N.A. and Keybank National Association in order to fund the acquisition and costs related to the acquisition, and to refinance the existing debt of ClinPhone and PAREXEL. The acquisition is expected to close in the first quarter of PAREXEL’s Fiscal Year 2009, or by September 30, 2008.
Josef von Rickenbach, Chairman and Chief Executive Officer of PAREXEL International, said: “As the use of technology has expanded in the conduct of clinical research, PAREXEL has been a leader in helping to advance the convergence of services and technology in the market. Biopharmaceutical companies have increasingly demanded PAREXEL technology solutions and expertise to support the full range of clinical development activities while improving the speed and efficiency of clinical programs. We anticipate that this acquisition will bring the many technologies and capabilities of ClinPhone into the PAREXEL organization and advance our position as a clinical technology leader.”
He continued, “The combination of complementary capabilities of PAREXEL and ClinPhone would provide clients with a more comprehensive suite of clinical information technologies. As the market embraces a total eClinical solution we believe clients will realize even more significant process efficiencies, greater visibility across studies, improvements in data quality, and accelerated decision-making.”
-more-

It is currently envisaged that the acquisition will be implemented by way of a scheme of arrangement provided for under English company law and conditional on, among other things, its approval by a majority in number representing three quarters in value of the members of ClinPhone who vote at the meeting, and any required antitrust approval by the regulatory authorities in the United States and the United Kingdom.
PAREXEL expects that the acquisition will be dilutive to earnings in its financial year ending 30 June 2009. Excluding amortization of intangibles, the acquisition will be accretive to earnings in that same period. The extent of the dilutive impact of the acquisition will not be known until closing of the transaction, at which time PAREXEL will have had the opportunity to review the results of the intangibles valuations which are in the process of being compiled by an external third party valuation firm. Upon closing of the transaction, PAREXEL will also be taking a one-time charge to write off costs associated with unamortized loan fees in connection with its existing line of credit and costs related to unwinding of interest rate hedges.
# # #
About PAREXEL International Corporation
PAREXEL International Corporation is a leading global biopharmaceutical services organization, providing a broad range of knowledge-based contract research, medical communications and consulting services to the worldwide pharmaceutical, biotechnology and medical device industries. Committed to providing solutions that expedite time-to-market and peak-market penetration, PAREXEL has developed significant expertise across the development and commercialization continuum, from drug development and regulatory consulting to clinical pharmacology, clinical trials management, medical education and reimbursement. Perceptive Informatics, Inc., a subsidiary of PAREXEL, provides advanced technology solutions, including medical imaging, to facilitate the clinical development process. Headquartered near Boston, Massachusetts, PAREXEL operates in 63 locations throughout 52 countries around the world, and has over 7,680 employees. For more information about PAREXEL International visit www.PAREXEL.com.
This release contains “forward-looking” statements regarding future results and events, including, without limitation, statements regarding expected financial results, future growth and customer demand. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “appears,” “estimates,” “projects,” “targets,” and similar expressions are also intended to identify forward-looking statements. The forward-looking statements in this release involve a number of risks and uncertainties. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements contained in this release. Important factors that might cause such a difference include, but are not limited to, risks associated with: actual operating performance; actual expense savings and other operating improvements resulting from recent restructurings; the loss, modification, or delay of contracts which would, among other things, adversely impact the Company’s recognition of revenue included in backlog; the Company’s dependence on certain industries and clients; the Company’s ability to win new business, manage growth and costs, and attract and retain employees; the Company’s ability to complete additional acquisitions and to integrate newly acquired businesses or enter into new lines of business, including, without limitation, the acquisition of ClinPhone; the impact on the Company’s business of government regulation of the drug, medical device and biotechnology industry; consolidation within the pharmaceutical industry and competition within the biopharmaceutical services industry; the potential for significant liability to clients and third parties; the potential adverse impact of health care reform; and the effects of exchange rate fluctuations and other international economic, political, and other risks. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2008 as filed with the SEC on May 9, 2008, which “Risk Factors” discussion is incorporated by reference in this press release. The forward-looking statements included in this press release represent the Company’s estimates as of the date of this release. The Company specifically disclaims any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this press release.
PAREXEL is a registered trademark of PAREXEL International Corporation, and Perceptive Informatics is a trademark of Perceptive Informatics, Inc. All other names or marks may be registered trademarks or trademarks of their respective business and are hereby acknowledged.